UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 27, 2022

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Catherine Mackey as Director

On July 27, 2022, the Board of Directors (the “Board”) of Voyager Therapeutics, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Catherine J. Mackey, Ph.D. as a director of the Company and as a member of both the Audit Committee and the Science and Technology Committee of the Board, effective August 15, 2022. Dr. Mackey was designated as a Class I director to serve until the 2025 annual meeting of the stockholders of the Company and thereafter until her successor has been duly elected and qualified, or until her earlier death, resignation or removal.

Dr. Mackey has served on the boards of directors of publicly traded biotechnology companies IDEAYA Biosciences, Inc. since April 2022 and Avid Bioservices, Inc. since July 2019. She has also served as the chair of the board of Cour Pharmaceuticals Development Co., Inc., a privately held, clinical-stage company focused on immunomodulation, since May 2014. She previously served on the board of directors of Trillium Therapeutics Inc. from June 2021 to November 2021, when Trillium was acquired by Pfizer Inc.; Poseida Therapeutics, Inc. from January 2019 to June 2021; and GW Pharmaceuticals plc from December 2017 to May 2021, when GW Pharmaceuticals was acquired by Jazz Pharmaceuticals. In addition, she has served on the board of directors of Rady Children’s Hospital since January 2007 and Rady Children’s Institute for Genomic Medicine since June 2015. Dr. Mackey previously served as Senior Vice President, Pfizer Global Research and Development, and Director, La Jolla Laboratories, of Pfizer, Inc from 2001 to 2010. Dr. Mackey earned her B.S. and Ph.D. degrees in microbiology from Cornell University.

Dr. Mackey is to be compensated for her service as a director of the Company in the same manner as the Company’s other non-employee directors in accordance with the terms of the Company’s non-employee director compensation policy, which provides for (i) an annual cash retainer of $40,000 for service as a member of the Board; (ii) an annual cash retainer of $8,000 for service as a member of the Audit Committee; (iii) an annual cash retainer of $5,000 for service as a member of the Science and Technology Committee; (iv) an initial option to purchase 44,000 shares of common stock of the Company at an exercise price equal to the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the effective date of grant and vesting in equal quarterly installments over a period of four years; and (v) following each annual meeting of the Company’s stockholders after the director’s first year of service, an option to purchase 22,000 shares of common stock of the Company, vesting on the earlier of the one-year anniversary of the grant date or the next annual meeting of the stockholders.

Dr. Mackey has also entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-207367) filed with the Securities and Exchange Commission on October 28, 2015. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Mackey for particular expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as a director of the Company.

There are no arrangements or understandings between Dr. Mackey and any other persons pursuant to which she was selected as a director. Dr. Mackey has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Dr. Mackey and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER THERAPEUTICS, INC.
Date: July 28, 2022
	By:	/s/ Alfred Sandrock, M.D., Ph.D.
Alfred Sandrock, M.D., Ph.D.
Chief Executive Officer, President, and Director (Principal Executive Officer)